Appendix A

AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION

 THIS AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION (“Agreement”) is made as of October 2, 2017, by and between ULTIMUS MANAGERS TRUST, an Ohio business trust, with its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (“New Trust”), on behalf of Meehan Focus Fund, a segregated portfolio of assets (“series”) thereof, (“New Fund”), and MEEHAN MUTUAL FUNDS, INC., a Maryland corporation, with its principal place of business at 7250 Woodmont Avenue, Suite 315, Bethesda, MD 20814, with respect to its sole series (named Meehan Focus Fund) (“Old Fund”), and solely for purposes of paragraphs 3.4, 5.3, 6 and 9 herein, Edgemoor Investment Advisors, Inc., investment advisor to the New Fund and the Old Fund (the “Manager”) (The New Trust and the Old Fund are sometimes referred to herein as an “Investment Company” and collectively, as the “Investment Companies,” and the New Fund and Old Fund are sometimes referred to herein, each as a “Fund” and collectively, as the “Funds”). Notwithstanding anything to the contrary contained herein, (1) the agreements, covenants, representations, warranties, actions, and obligations of and by each Fund, and of and by the New Trust on the New Fund’s behalf, shall be the agreements, covenants, representations, warranties, actions, and obligations of that Fund only, (2) all rights and benefits created hereunder in favor of New Fund shall inure to and be enforceable by the New Trust on its own behalf or that Fund’s behalf, and (3) in no event shall any other series of the New Trust or the assets thereof be held liable with respect to the breach or other default by the New Fund or the New Trust of its agreements, covenants, representations, warranties, actions, and obligations set forth herein.

 The New Trust, on behalf of the New Fund, and the Old Fund wish to effect a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (“Code”) (all “section” references are to the Code, unless otherwise noted), and intend this Agreement to be, and adopt it as, a “plan of reorganization” within the meaning of the regulations under the Code (“Regulations”). The reorganization will involve the Old Fund changing its identity, form and place of organization -- by converting from the Old Fund to a series of the New Trust -- by (1) transferring all of its assets to the New Fund (which is being established solely for the purpose of acquiring those assets and continuing the Old Fund’s business) in exchange solely for voting shares of beneficial interest (“shares”) in the New Fund and the New Fund’s assumption of all of the Old Fund’s liabilities, (2) distributing those shares pro rata to the Old Fund’s shareholders in exchange for their shares in the Old Fund and in complete liquidation thereof (for federal tax purposes), and (3) terminating the Old Fund, all on the terms and conditions set forth herein (collectively, “Reorganization”).

 Each Investment Company’s board of trustees or directors, as applicable (each a “Board”), including a majority of such Board’s members who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) (“Non-Interested Persons”) of the Investment Company, (1) has duly adopted and approved this Agreement and the transactions contemplated hereby, (2) has duly authorized performance thereof by all necessary Board action, and (3) has determined that participation in the Reorganization is in the best interests of the New Fund and the Old Fund, as applicable, and, in the case of the Old Fund, that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.

The Old Fund currently offers one class of shares, designated as Meehan Focus Fund shares (“Old Fund Shares”). The New Fund will have one class of shares (“New Fund Shares”). The rights, powers, privileges, and obligations of New Fund Shares will be substantially similar to those of the Old Fund Shares.
 In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, each Investment Company hereby agrees as follows:

1.	PLAN OF REORGANIZATION AND TERMINATION

1.1 Subject to the requisite approval of the Old Fund’s shareholders and the terms and conditions set forth herein, the Old Fund shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 (“Assets”) to the New Fund. In exchange therefor, the New Fund shall:

(a) issue and deliver to the Old Fund the number of full and fractional (all references herein to “fractional” shares meaning fractions rounded to the third decimal place) New Fund Shares, at no par value, equal to the number of full and fractional Old Fund Shares then outstanding; and

(b) assume all of the Old Fund’s liabilities described in paragraph 1.3 (“Liabilities”).
Those transactions shall take place at the Closing (as defined in paragraph 2.1).

1.2 The Assets shall consist of all assets and property of every kind and nature, without limitation, including all cash, cash equivalents, securities, commodities, futures interests, receivables (including, without limitation, interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, tax carryovers, and books and records the Old Fund owns at the Effective Time (as defined in paragraph 2.1) and any deferred and prepaid expenses shown as assets on the Old Fund’s books at that time; and the Old Fund has no fees or expenses that have not previously been disclosed in writing (either as to the amount or the nature thereof) to the New Trust.

1.3 The Liabilities shall consist of all of the Old Fund’s liabilities, whether accrued or contingent, known or unknown, existing at the Effective Time whether or not they are reflected on the Statement of Assets and Liabilities; debts, obligations, and duties existing at the Effective Time, excluding Reorganization Expenses (as defined in paragraph 3.3(f)) borne by the Manager pursuant to paragraph 6. Notwithstanding the foregoing, the Old Fund will endeavor to discharge all its known liabilities, debts, obligations, and duties before the Effective Time (other than debts, obligations and duties under this Agreement that do not arise until after the Effective Time and certain investment contracts, including, without limitation, options, futures, forward contracts, and swap agreements that do not expire until after the Effective Time).

1.4 At or before the Closing, the New Fund shall redeem the Initial Share (as defined in paragraph 5.8) for the amount at which it is issued pursuant to that paragraph. At the Effective Time (or as soon thereafter as is reasonably practicable), the Old Fund shall distribute all the New Fund Shares it receives pursuant to paragraph 1.1(a) to its shareholders of record determined at the Effective Time (each, a “Shareholder”), in proportion to their Old Fund Shares then held of record and in constructive exchange therefor, and shall completely liquidate. That distribution shall be accomplished by the New Trust’s transfer agent’s opening accounts on the New Fund’s shareholder records in the Shareholders’ names and transferring those New Fund Shares thereto. Pursuant to that transfer, each Shareholder’s account shall be credited with the number of full and fractional New Fund Shares equal to the number of full and fractional Old Fund Shares that Shareholder holds at the Effective Time. The aggregate net asset value (“NAV”) of New Fund Shares to be so credited to each Shareholder’s account shall equal the aggregate NAV of the Old Fund Shares that Shareholder holds at the Effective Time. All issued and outstanding Old Fund Shares, including any represented by certificates, shall simultaneously be canceled on the Old Fund’s shareholder records. The New Trust shall not issue certificates representing the New Fund Shares issued in connection with the Reorganization.

1.5 All computations of value of the Old Fund, including the NAV calculation at the Effective Time, shall be made by Ultimus Fund Solutions, LLC (“Ultimus”) in accordance with its regular practice of pricing the shares and assets of the Old Fund and consistent with valuation procedures set forth in the Old Fund’s currently effective prospectus and statement of additional information.

1.6 Any transfer taxes payable on the issuance and transfer of the New Fund Shares in a name other than that of the registered holder on the Old Fund’s shareholder records of the Old Fund Shares actually or constructively exchanged therefor shall be paid by the transferee thereof, as a condition of that issuance and transfer.

1.7 Any reporting responsibility of the Old Fund to a public authority, including the responsibility for filing any regulatory reports, tax returns, and other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain the Old Fund’s responsibility up to and including the date on which it is terminated.

1.8 After the Effective Time, the Old Fund shall not conduct any business except in connection with its termination. As soon as reasonably practicable after distribution of the New Fund Shares pursuant to paragraph 1.4, but in all events within six months after the Effective Time, (a) the Old Fund shall be terminated and (b) Meehan Mutual Funds, Inc. shall make any and all filings and take any and all other actions in connection therewith that may be necessary or proper to effect the complete liquidation and termination of the Old Fund.

2.	CLOSING AND EFFECTIVE TIME

2.1 Unless the Investment Companies agree otherwise, all acts necessary to consummate the Reorganization (“Closing”) shall be deemed to take place simultaneously as of immediately after the close of business (4:00 p.m., Eastern time) on October 20, 2017, or a later date to which they agree (“Effective Time”). The Closing shall be held at the New Trust’s offices or at such other place as to which the Investment Companies agree.

2.2 The Old Fund shall direct and cause the custodian of its assets (“Old Custodian”) (a) to make its portfolio securities available to the New Trust (or to New Fund’s custodian (“New Custodian”), if the New Trust so directs), for examination, no later than five business days preceding the Effective Time and (b) to transfer and deliver the Assets at the Effective Time to the New Custodian for the New Fund’s account, as follows: (1) duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the custom of brokers, (2) by book entry, in accordance with the Old Custodian’s customary practices and any securities depository (as defined in Rule 17f-4 under the 1940 Act) in which the Old Fund’s assets are deposited, in the case of the Old Fund’s portfolio securities and instruments deposited with those depositories, and (3) by wire transfer of federal funds in the case of cash. The Old Fund shall also direct the Old Custodian to deliver at the Closing an authorized officer’s certificate (a) stating that pursuant to proper instructions provided to the Old Custodian by the Old Fund, the Old Custodian has delivered all of the Old Fund’s portfolio securities, cash, and other Assets to the New Custodian for the New Fund’s account and (b) attaching a schedule setting forth information (including adjusted basis and holding period, by lot) concerning the Assets. The New Custodian shall certify to the New Trust that such information, as reflected on the New Fund’s books immediately after the Effective Time, does or will conform to that information as so certified by the Old Custodian.

2.3 The Old Fund shall direct its transfer agent to deliver to the New Trust at the Closing an authorized officer’s certificate listing the Shareholders’ names and addresses together with the number of full and fractional outstanding Old Fund Shares each Shareholder owns, at the Effective Time. The New Trust shall direct its transfer agent to deliver at or as soon as reasonably practicable after the Closing an authorized officer’s certificate as to the opening of accounts on the New Fund’s shareholder records in the names of the Shareholders and a confirmation, or other evidence satisfactory to the Old Fund, that the New Fund Shares to be credited to the Old Fund at the Effective Time have been credited to the Old Fund’s account on those records.

2.4 The Old Fund shall deliver to the New Trust and the Manager before the Closing, an authorized officer’s certificate listing each security, by name of issuer and number of shares that is being carried on the Old Fund’s books at an estimated fair market value provided by an authorized pricing vendor for the Old Fund or at a fair value as determined pursuant to the Old Fund’s policies and procedures as approved by the Old Fund’s Board and implemented by the Manager.

2.5 At the Closing, each Investment Company shall deliver to the other (a) bills of sale, checks, assignments, share certificates, receipts, and/or other documents the other Investment Company or its counsel reasonably requests and (b) a certificate executed in its name by its President or a Vice President in form and substance satisfactory to the recipient, and dated the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES

3.1 The Old Fund represents and warrants to the New Trust, on the New Fund’s behalf, as follows:

(a) The Old Fund (1) is a corporation operating under Articles of Amendment and Restatement dated October 25, 2001 (“Charter”), the beneficial interest in which is divided into transferable shares, that is duly incorporated, validly existing, and in good standing under the laws of the State of Maryland (“Maryland”), and a true copy of the Charter has been provided to the New Trust, (2) is duly registered under the 1940 Act as an open-end management investment company, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect, and (3) has the corporate power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A;

(b) The Old Fund is a duly authorized series of the common stock of Meehan Mutual Funds, Inc.;

(c) The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of the Old Fund’s Board; and this Agreement constitutes a valid and legally binding obligation of the Old Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

(d) At the Effective Time, the Old Fund will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to “securities loans,” as referred to in section 851(b)(2), or that are restricted as to resale by their terms); and on delivery and payment for the Assets, the New Trust, on the New Fund’s behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended (“1933 Act”);

(e) The Old Fund is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of federal securities laws (including the 1940 Act), Maryland law, the Charter or the Old Fund’s By-Laws, or any agreement, indenture, instrument, contract, lease, or other undertaking (each, an “Undertaking”) to which the Old Fund is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which the Old Fund is a party or by which it is bound;

(f) At or before the Effective Time, either (1) all material contracts and other commitments of the Old Fund (other than this Agreement and certain investment contracts, including options, futures, forward contracts, and swap agreements) will terminate, or (2) provision for discharge and/or the New Fund’s assumption of any liabilities of the Old Fund thereunder will be made, without either Fund’s incurring any penalty with respect thereto and without diminishing or releasing any rights the Old Fund may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;

(g) No litigation, administrative proceeding, action or investigation of or before any court, governmental body or arbitrator is presently pending or, to Old Fund’s knowledge, threatened against Old Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect the Old Fund’s financial condition or the conduct of its business; and the Old Fund knows of no facts that might form the basis for the institution of any such litigation, proceeding, action or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body or arbitrator that materially and adversely affects the Old Fund’s business or ability to consummate the transactions contemplated hereby;

(h) The Old Fund’s Statement of Assets and Liabilities, Schedule of Investments, Statement of Operations, and Statement of Changes in Net Assets (each, a “Statement”) at and for the fiscal year ended October 31, 2016, have been audited by Cohen & Company, Ltd., an independent registered public accounting firm, and are in accordance with generally accepted accounting principles consistently applied in the United States (“GAAP”); and those Statements and the Old Fund’s Statement of Assets and Liabilities, Schedule of Investments, Statement of Operations, and Statement of Changes in Net Assets at and for the six months ended April 30, 2017 (copies of which are publicly available) each present fairly, in all material respects, the Old Fund’s financial condition at that date in accordance with GAAP and the results of its operations and changes in its net assets for the period(s) then ended, and there are no known contingent liabilities of the Old Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at such date that are not disclosed therein;

(i)  Since October 31, 2016, there has not been any material adverse change in the Old Fund’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by the Old Fund of indebtedness maturing more than one year from the date that indebtedness was incurred (except indebtedness incurred in connection with certain investment contracts, including options, futures, forward contracts, and swap agreements); for purposes of this subparagraph, a decline in NAV per Old Fund Share due to declines in market values of securities the Old Fund holds, the discharge of the Old Fund liabilities, or the redemption of Old Fund Shares by its shareholders shall not constitute a material adverse change;

(j)  All federal and other tax returns, dividend reporting forms, and other tax-related reports (collectively, “Returns”) of the Old Fund required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns shall have been paid or provision shall have been made for the payment thereof; to the best of the Old Fund’s knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and the Old Fund is in compliance in all material respects with all applicable Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect thereof and is not liable for any material penalties that could be imposed thereunder;

(k) The Old Fund is a corporation; for each taxable year of its operation (including its current taxable year through the Effective Time (“current period”)), the Old Fund has met (and for the current period will meet) the requirements of Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (“Subchapter M”) for qualification as a regulated investment company (“RIC”) and has been (and for the current period will be) eligible to and has computed its federal income tax under section 852; the Old Fund has not at any time since its inception been liable for, and is not now liable for, any material income or excise tax pursuant to sections 852 or 4982; and the Old Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

(l)  All issued and outstanding Old Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by the Old Fund and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Old Fund Shares will, at the Effective Time, be held by the persons and in the amounts set forth on the Old Fund’s shareholder records, as provided in paragraph 2.3; and the Old Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Old Fund Shares, nor are there outstanding any securities convertible into any Old Fund Shares;

(m)           The Old Fund incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;

(n) The Old Fund is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));

(o) Not more than 25% of the value of the Old Fund’s total assets (excluding cash, cash items, Government securities, and securities of other RICs) is invested in the stock and securities of any one issuer, and not more than 50% of the value of the Old Fund’s total assets is invested in the stock and securities of five or fewer issuers;

(p) The Old Fund’s current prospectus and statement of additional information (1) conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (2) at the date on which they were issued did not contain, and as supplemented by any supplement thereto dated prior to or at the Effective Time, and through the Effective Time, do not and will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(q) The information to be furnished by the Old Fund for use in no-action letters, applications for orders, the Registration Statement (as defined in paragraph 3.3(a)), proxy materials, and other documents filed or to be filed with any federal, state, or local regulatory authority (including the Financial Industry Regulatory Authority, Inc. (“FINRA”)) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations; and such information furnished by the Old Fund shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, on the effective date of the Registration Statement, at the Effective Time, and at the time of the Shareholders Meeting (as defined in paragraph 4.2);

(r) To the actual knowledge and belief of the Old Fund’s directors and officers, the Old Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in its prospectus;

(s) The Old Fund does not have any unamortized or unpaid organizational fees or expenses; and

(t) The New Fund Shares to be delivered hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof.

3.2 The New Trust, on the New Fund’s behalf, represents and warrants to the Old Fund as follows:

(a) The New Trust (1) is an unincorporated business trust operating under a written instrument or declaration of trust that is duly created, validly existing, and in good standing under the laws of the State of Ohio (“Ohio”), and its Agreement and Declaration of Trust dated February 28, 2012 (“New Trust Declaration”) is on file with the Secretary of State of Ohio, (2) is duly registered under the 1940 Act as an open-end management investment company, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect, and (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A.

(b) At the Effective Time, the New Fund will be a duly established and designated series of the New Trust; the New Fund has not commenced operations and will not do so until after the Closing; and, immediately before the Closing, the New Fund will be a shell series of the New Trust, without assets (except the amount paid for the Initial Share if it has not already been redeemed by that time) or liabilities, created for the purpose of acquiring the Assets, assuming the Liabilities, and continuing the Old Fund’s business;

(c) The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of the New Trust’s Board; and this Agreement constitutes a valid and legally binding obligation of the New Trust, with respect to the New Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

(d) Before the Closing, there will be no (1) issued and outstanding New Fund Shares, (2) options, warrants, or other rights to subscribe for or purchase any New Fund Shares, (3) securities convertible into any New Fund Shares, or (4) any other securities issued by New Fund, except the Initial Share;

(e) No consideration other than New Fund Shares (and New Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

(f) The New Trust, with respect to the New Fund, is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of federal securities laws (including the 1940 Act), Ohio law, the New Trust Declaration or the New Trust’s By Laws, or any Undertaking to which the New Trust, on the New Fund’s behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which the New Trust, on the New Fund’s behalf, is a party or by which it is bound;

(g) No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to the New Trust’s knowledge, threatened against the New Trust, with respect to the New Fund, that, if adversely determined, would materially and adversely affect the New Fund’s financial condition or the conduct of its business; and the New Trust, on the New Fund’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects the New Fund’s business or the New Trust’s ability to consummate the transactions contemplated hereby;

(h) The New Fund is not (and will seek not to be) classified as a partnership, and instead is (and will seek to be) classified as an association that is taxable as a corporation, for federal tax purposes and either has elected (or will timely elect) the latter classification by filing Form 8832 with the Internal Revenue Service or is (and will seek to be) a “publicly traded partnership” (as defined in section 7704(b)) that is treated as a corporation; the New Fund has not filed any income tax return and will file its first federal income tax return after the completion of its first taxable year after the Effective Time as a RIC on Form 1120-RIC; the New Fund will be a “fund” (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)) and has not taken and will not take any steps inconsistent with its qualification as such or its qualification and eligibility for treatment as a RIC under sections 851 and 852; assuming that the Old Fund will meet the requirements of Subchapter M for qualification as a RIC for the current period (as defined in paragraph 3.1(k)), the New Fund will meet those requirements, and will be eligible to and will compute its federal income tax under section 852, for its taxable year in which the Reorganization occurs; and the New Fund intends to continue to meet all those requirements, and to be eligible to and to so compute its federal income tax, for the next taxable year;

(i)  The New Fund Shares to be issued and delivered to the Old Fund, for the Shareholders’ accounts, pursuant to the terms hereof, (1) will at the Effective Time, have been duly authorized and duly registered under the federal securities laws, and appropriate notices respecting them will have been duly filed under applicable state securities laws, and (2) when so issued and delivered, will be duly and validly issued and outstanding New Fund Shares and will be fully paid and non-assessable by the New Trust;

(j)  There is no plan or intention for New Fund to be dissolved or merged into another business or statutory trust or a corporation or any “fund” thereof (as defined in section 851(g)(2)) following the Reorganization;

(k) Assuming the truthfulness and correctness of the Old Fund’s representation and warranty in paragraph 3.1(o), immediately after the Reorganization (1) not more than 25% of the value of the New Fund’s total assets (excluding cash, cash items, Government securities, and other RICs) will be invested in the stock and securities of any one issuer and (2) not more than 50% of the value of the New Fund’s total assets will be invested in the stock and securities of five or fewer issuers;

(l)  Immediately after the Effective Time, the New Fund will not be under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));

(m)           The information to be furnished by the New Trust on behalf of the New Fund for use in no-action letters, applications for orders, the Registration Statement, proxy materials, and other documents filed or to be filed with any federal, state, or local regulatory authority (including FINRA) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations; and the Registration Statement (other than written information provided by the Old Fund for inclusion therein) will, on its effective date, at the Effective Time, and at the time of the Shareholders Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(n) The New Trust Declaration permits the New Trust to vary its shareholders’ investment; the New Trust does not have a fixed pool of assets; and the series thereof (including the New Fund after it commences operations) is (or will be) a managed portfolio of securities, and the New Fund’s investment adviser will have the authority to buy and sell securities for it.

3.3 Each Investment Company represents and warrants to the other Investment Company as follows:

(a) No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, or state securities laws, and no consents, approvals, authorizations, or orders of any court are required, for its execution or performance of this Agreement (on the New Fund’s behalf in the case of the New Trust), except for (1) the New Trust’s filing with the Commission of a registration statement on Form N-14 relating to the New Fund Shares issuable hereunder, and any supplement or amendment thereto, including therein a prospectus and proxy statement (“Registration Statement”), and (2) consents, approvals, authorizations, and filings that have been made or received or may be required after the Effective Time;

(b) The net asset value of the New Fund Shares each Shareholder receives will be equal to the net asset value of its Old Fund Shares it actually or constructively surrenders in exchange therefor;

(c) Old Fund’s shareholders will pay their own personal expenses (such as fees of personal investment or tax advisors for advice regarding the Reorganization), if any, incurred in connection with the Reorganization;

(d) The fair market value and “adjusted basis” (as defined in section 1011) of the Assets will equal or exceed the Liabilities to be assumed by the New Fund and those to which the Assets are subject;

(e) None of the compensation received by any Shareholder who or that is an employee of or service provider to the Old Fund will be separate consideration for, or allocable to, any of the Old Fund Shares that Shareholder holds; none of the New Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, administrative services agreement or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

(f) No expenses incurred by the Old Fund in connection with the Reorganization will be paid or assumed by the New Trust, on the New Fund’s behalf, the Manager, or any other third party, unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than the New Fund Shares will be transferred to the Old Fund or any of its shareholders with the intention that it be used to pay any expenses (even Reorganization Expenses) thereof. Notwithstanding the foregoing, the parties hereto acknowledge that the Manager shall be responsible for paying all Reorganization Expenses as set forth in paragraph 6; and

(g) Immediately following consummation of the Reorganization, (1) the Shareholders will own all the New Fund Shares and will own those shares solely by reason of their ownership of the Old Fund Shares immediately before the Reorganization and (2) the New Fund will hold the same assets (except for assets, if any, used to pay the Funds’ expenses incurred in connection with the Reorganization) and be subject to the same liabilities that the Old Fund held or was subject to immediately before the Reorganization, plus any liabilities for those expenses; and those excepted assets, together with the amount of all redemptions and distributions (other than regular, normal dividends) the Old Fund makes immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets.

3.4        The Manager represents and warrants to each Investment Company that no litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to the Manager’s knowledge, threatened against the Manager, with respect to its business or the Old Fund, that, if adversely determined, would materially and adversely affect the Manager’s financial condition or the conduct of its business; and the Manager knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that could materially and adversely affect the Manager’s business or the Manager’s ability to fulfil its obligations under this Agreement.

4.	COVENANTS

4.1 The Old Fund covenants to operate its business as currently conducted in all material respects between the date hereof and the Closing.

4.2 The Old Fund covenants to call a meeting of its shareholders no later than October 31, 2017 or such other date as an officer of each Investment Company may agree to consider and act on this Agreement and to take all other action necessary to seek approval of the transactions contemplated hereby (“Shareholders Meeting”).

4.3 The Old Fund covenants that it will assist the New Trust in obtaining information the New Trust reasonably requests concerning the beneficial ownership of the Old Fund Shares.

4.4 The Old Fund covenants that it will turn over its relevant books and records (including all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) to the New Trust at the Closing.

4.5 Each Investment Company covenants to cooperate with the other in preparing the Registration Statement in compliance with applicable federal and state securities laws.

4.6 Each Investment Company covenants that it will, from time to time, as and when requested by the other, execute and deliver or cause to be executed and delivered all assignments and other instruments, and will take or cause to be taken any further action(s), the other Investment Company deems necessary or desirable in order to vest in, and confirm to, (a) the New Trust, on the New Fund’s behalf, title to and possession of all the Assets, and (b) the Old Fund, title to and possession of the New Fund Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.

4.7 The New Trust covenants to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and applicable state securities laws it deems appropriate to commence and continue the New Fund’s operations after the Effective Time.

4.8 Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.

5.	CONDITIONS PRECEDENT

Each Investment Company’s obligations hereunder shall be subject to (a) performance by the other Investment Company and the Manager of all its respective obligations to be performed hereunder at or before the Closing, (b) all representations and warranties of the other Investment Company and Manager contained herein being true and correct in all material respects at the date hereof and, except as they may be affected by the transactions contemplated hereby, at the Effective Time, with the same force and effect as if made at that time, and (c) the following further conditions that, at or before that time:

5.1 All representations, covenants, and warranties of the New Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time. The New Fund shall have delivered to the Old Fund at the Effective Time a certificate executed in the New Fund’s name by the New Trust’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to the Old Fund and dated as of the Effective Time, to such effect and as to such other matters as the Old Fund shall reasonably request;

5.2 All representations, covenants, and warranties of the Old Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time. The Old Fund shall have delivered to the New Fund at the Effective Time a certificate executed in the Old Fund’s name by its President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to the New Fund and dated as of the Effective Time, to such effect and as to such other matters as the New Fund shall reasonably request;

5.3 All representations, covenants, and warranties of the Manager contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time, with the same force and effect as if made on and as of such Effective Time. The Manager shall have delivered to the New Fund and Old Fund at the Effective Time a certificate executed in the Manager’s name by the Manager’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to the New Fund and Old Fund and dated as of the Effective Time, to such effect and as to such other matters as the New Fund or Old Fund shall reasonably request;

5.4 This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by each Investment Company’s Board and by the Old Fund’s shareholders at the Shareholders Meeting;

5.5 All necessary filings shall have been made with the Commission and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the Investment Companies to carry out the transactions contemplated hereby. The Registration Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof shall have been issued, and, to each Investment Company’s best knowledge, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened, or contemplated under the 1933 Act or the 1940 Act. The Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act. All consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on either Fund’s assets or properties;

5.6 At the Effective Time, no action, suit, or other proceeding shall be pending (or, to either Investment Company’s best knowledge, threatened to be commenced) before any court, governmental agency, or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby;

5.7 The Investment Companies shall have received an opinion of Kilpatrick Townsend & Stockton LLP (“Counsel”) as to the federal income tax consequences mentioned below (“Tax Opinion”). (The receipt of such an opinion is a non-waivable condition to closing.) In rendering the Tax Opinion, Counsel may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which Counsel may treat as representations and warranties made to it (that, notwithstanding paragraph 7, shall survive the Closing), and in separate letters, if Counsel requests, addressed to it and any certificates delivered pursuant to paragraph 2.5(b). The Tax Opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on those representations and warranties’ being true and complete at the Effective Time and consummation of the Reorganization in accordance with this Agreement (without the waiver or modification of any terms or conditions hereof and without taking into account any amendment hereof that Counsel has not approved), for federal income tax purposes:

(a) The New Fund’s acquisition of the Assets in exchange solely for the New Fund Shares and its assumption of the Liabilities, followed by the Old Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Fund Shares, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)), and the New Fund and the Old Fund will each be “a party to a reorganization” (within the meaning of section 368(b));

(b) The Old Fund will recognize no gain or loss on the transfer of the Assets to the New Fund in exchange solely for the New Fund Shares and the New Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Old Fund Shares;

(c) The New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;

(d) The New Fund’s basis in each Asset will be the same as the Old Fund’s basis therein immediately before the Reorganization, and the New Fund’s holding period for each Asset will include the Old Fund’s holding period therefor (except where the New Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(e) A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares solely for the New Fund Shares pursuant to the Reorganization;

(f) A Shareholder’s aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares, and its holding period for those New Fund Shares will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds those Old Fund Shares as capital assets at the Effective Time; and

(g) For purposes of section 381, the New Fund will be treated just as the Old Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of the Old Fund’s taxable year, the Old Fund’s tax attributes enumerated in section 381(c) will be taken into account by the New Fund as if there had been no Reorganization, and the part of the Old Fund’s taxable year before the Reorganization will be included in the New Fund’s taxable year after the Reorganization subject to any applicable conditions and limitations specified in sections 381, 382, 383 and 384 and the regulations thereunder.

Notwithstanding subparagraphs (b) and (d), the Tax Opinion may state that no opinion is expressed as to the effect of the Reorganization on the Fund, or any Shareholder, with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting;

5.8 Before the Closing, the New Trust’s Board shall have authorized the issuance of, and the New Trust shall have issued one New Fund Share (“Initial Share”) to the Manager or an affiliate thereof, in consideration of the payment of $10.00 (or other amount that Board determines), to vote on the investment advisory agreement, distribution plan, and other agreements and plans referred to in paragraph 5.9 and to take whatever action it may be required to take as the New Fund’s sole shareholder;

5.9 The New Trust, on the New Fund’s behalf, shall have entered into, or adopted, as appropriate, an investment advisory agreement, a distribution plan pursuant to Rule 12b-1 under the 1940 Act, and other agreements and plans necessary for the New Fund’s operation as a series of an open-end management investment company. Each such contract, plan, and agreement shall have been approved by the New Trust’s Board and, to the extent required by law (as interpreted by Commission staff positions), by its trustees who are Non-Interested Persons thereof and by the Manager or its affiliate as the New Fund’s sole shareholder;

5.10          The New Trust, on the New Fund’s behalf, shall have entered into an expense limitation agreement with the Manager, the terms of which are consistent with those described in the Registration Statement;

5.11         Before or at the Closing, all liabilities of the Old Fund to its service providers, including, without limitation, its investment advisor, administrator, transfer agent, distributor, counsel and auditor, shall have been paid in full;

5.12 The New Trust shall have received an opinion (which opinion will be subject to certain qualifications) in form and substance reasonably satisfactory to it from K&L Gates LLP, counsel to the Old Fund (“Old Fund Counsel”), to the effect that: (1) Meehan Mutual Funds, Inc. is a corporation validly existing and in good standing under the laws of the state of Maryland; (2) Meehan Mutual Funds, Inc. has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement; and (3) this Agreement constitutes a valid and binding obligation of Meehan Mutual Funds, Inc., enforceable against Meehan Mutual Funds, Inc. in accordance with its terms, except as such enforceability may be limited by the effects of bankruptcy, insolvency, orderly liquidation, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, and other similar laws affecting the rights and remedies of creditors or secured parties generally and to general principles of equity, whether applied by a court of law or equity. In giving the opinion set forth above, Old Fund Counsel may state that it is relying on certificates of the officers of Meehan Mutual Funds, Inc. with regard to matters of fact and certain certifications and written statements of public officials.

5.13 Meehan Mutual Funds, Inc. shall have received an opinion (which opinion will be subject to certain qualifications) in form and substance reasonably satisfactory to it from counsel to the New Trust that the New Fund Shares to be issued and delivered to Meehan Mutual Funds, Inc., for its Shareholders’ accounts, pursuant to the terms of this Agreement are duly authorized and, when issued and delivered in accordance this Agreement, will be validly issued and non-assessable by the New Trust. In giving the opinion set forth above, counsel to the New Trust may state that it is relying on certificates of the officers of the New Trust with regard to matters of fact and certain certifications and written statements of public officials.

5.14 At any time before the Closing, either Investment Company may waive any of the foregoing conditions (except those set forth in paragraphs 5.4, 5.5 and 5.7) if, in the judgment of its Board, such waiver will not have a material adverse effect on its Fund’s shareholders’ interests.

6.	EXPENSES

Subject to complying with the limitations contained in paragraph 3.3(f), the Manager shall bear and pay all the Reorganization Expenses. The Reorganization Expenses shall include, among other things, (1) costs associated with obtaining any necessary order of exemption from the 1940 Act, preparing and filing the Old Fund’s prospectus supplements and the Registration Statement, and printing and distributing the New Fund’s prospectus and the Old Fund’s proxy materials, (2) legal and accounting fees, (3) transfer agent and custodian conversion costs, (4) transfer taxes for foreign securities, (5) proxy solicitation costs, (6) any state Blue Sky fees, (7) expenses of holding the Shareholders Meeting (including any adjournments thereof), and (8) costs of terminating the Old Fund. Notwithstanding the foregoing, expenses shall be paid by the Fund directly incurring them if and to the extent that the payment thereof by another person would result in that Fund’s disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization. The Old Fund must submit for reimbursement to the Manager, any invoices related to Reorganization Expenses within 90 days of the Effective Time.

7.	ENTIRE AGREEMENT; NO SURVIVAL

Neither Investment Company has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the Investment Companies. The representations, warranties, and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing; provided, however, that notwithstanding the foregoing, paragraphs 1.7, 1.8, 4.3, 4.6, 6, 7 and 9 shall survive Closing.

8.	TERMINATION

This Agreement may be terminated at any time at or before the Closing:

8.1 By either Investment Company (a) in the event of the other Investment Company’s material breach of any representation, warranty, or covenant, or the Manager’s material breach of any representation, warranty, or covenant contained herein to be performed at or before the Closing, (b) if a condition to its obligations has not been met and it reasonably appears that that condition will not or cannot be met, (c) if a governmental body issues an order, decree, or ruling having the effect of permanently enjoining, restraining, or otherwise prohibiting consummation of the Reorganization, or (d) if the Closing has not occurred on or before October 31, 2017, or such other date as to which the Investment Companies agree; or

8.2 By the Investment Companies’ mutual agreement.

In the event of termination under paragraphs 8.1(c) or (d) or 8.2, neither Investment Company (nor its trustees, directors, officers, or shareholders) shall have any liability to the other Investment Company.

9.	CONFIDENTIALITY

9.1 The Investment Companies and the Manager will hold, and will cause their board members, officers, employees, representatives, agents and affiliated persons to hold, in strict confidence, and not disclose to any other person, and not use in any way except in connection with the transactions herein contemplated, without the prior written consent of the other parties, all confidential information obtained from another party in connection with the transactions contemplated by this Agreement, except such information may be disclosed: (i) to governmental or regulatory bodies, and, where necessary, to any other person in connection with the obtaining of consents or waivers as contemplated by this Agreement; (ii) if required by court order or decree or applicable law; (iii) if it is publicly available through no act or failure to act of such party; (iv) if it was already known to such party on a non-confidential basis on the date of receipt; (v) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; (vi) as part of any general announcement or similar publicity of the transaction after Closing; (vii) if it is otherwise mutually agreed to between the parties or expressly provided for herein; or (viii) included in any materials that are publicly filed.

9.2 In the event of a termination of this Agreement, the parties agree that they, along with their board members, employees, representative agents and affiliated persons, shall, and shall cause their affiliates to, except with the prior written consent of the other party, keep secret and retain in strict confidence, and not use for the benefit of itself or themselves, nor disclose to any other persons, any and all confidential or proprietary information relating to any other party and their related parties and affiliates, whether obtained through their due diligence investigation, this Agreement or otherwise, except such information may be disclosed: (i) if required by court order or decree or applicable law; (ii) if it is publicly available through no act or failure to act of such party; (iii) if it was already known to such party on a non-confidential basis on the date of receipt; (iv) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (v) if it is otherwise mutually agreed to between the parties or expressly provided for herein.

10.	AMENDMENTS

The Investment Companies may amend, modify, or supplement this Agreement at any time in any manner they mutually agree on in writing, notwithstanding the Old Fund’s shareholders’ approval thereof; provided that, following that approval no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders’ interests. No subsequent amendments, modifications, or supplements to this Agreement will alter the obligations of the parties with respect to paragraph 6 without their express agreement thereto.

11.	SEVERABILITY

Any term or provision hereof that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.

12.	NOTICES

Any notice, report, or demand required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to the following addresses:

To the Old Fund:

Meehan Mutual Funds, Inc.
7250 Woodmont Avenue
Suite 315
Bethesda, Maryland 20814
Attention: Paul P. Meehan

With a copy (which shall not constitute notice) to:

K&L Gates LLP
1601 K Street, N.W.
Washington, DC 20006
Attention: Robert J. Zutz

To the New Trust:

Ultimus Managers Trust
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246
Attention: Dave Carson

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton, LLP
4208 Six Forks Road, Suite 1400
Raleigh, North Carolina 27609
Attention: Thomas W. Steed III, Esquire

To the Manager:

Edgemoor Investment Advisors, Inc.
7250 Woodmont Avenue
Suite 315
Bethesda, Maryland 20814
Attention: Paul P. Meehan

13.	MISCELLANEOUS

13.1 This Agreement shall be governed by and construed in accordance with the internal laws of Maryland, without giving effect to principles of conflicts of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

13.2 Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than the New Trust, on the New Fund’s behalf, or the Old Fund and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

13.3 Notice is hereby given that this instrument is executed and delivered on behalf of the New Trust’s trustees solely in their capacities as trustees, and not individually, and that the New Trust’s obligations under this instrument are not binding on or enforceable against any of its trustees, officers, shareholders, or series other than the New Fund but are only binding on and enforceable against its property attributable to and held for the benefit of the New Fund (“New Fund’s Property”) and not its property attributable to and held for the benefit of any other series thereof. The Old Fund, in asserting any rights or claims under this Agreement, shall look only to the New Fund’s Property in settlement of those rights or claims and not to the property of any other series of the New Trust or to those trustees, officers, or shareholders.

13.4 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each Investment Company and delivered to the other Investment Company. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first written above.

ULTIMUS MANAGERS TRUST, on behalf of its Meehan Focus Fund series		MEEHAN MUTUAL FUNDS, INC. , with respect to its sole series, Meehan Focus Fund
By:		By:
	David R. Carson		Thomas P. Meehan
	President		President

Solely for purposes of paragraphs 3.4, 5.3, 6 and 9
EDGEMOOR INVESTMENT ADVISORS, INC.

By:
Thomas P. Meehan
President

Appendix B

COMPARISON OF FUNDAMENTAL AND NON-FUNDAMENTAL INVESTMENT POLICIES

Set forth below is a discussion of the fundamental and non-fundamental investment policies of the Existing Fund and the New Fund. For purposes of this discussion, a “fundamental” investment policy is one that may not be changed with respect to a fund without approval by the holders of a majority of the outstanding shares of that fund. As used in this Combined Prospectus/Proxy Statement, the term “majority” of the outstanding shares of a fund means the lesser of (1) 67% or more of the outstanding voting securities of the Fund present at a meeting, if the holders of more than 50% of the outstanding voting securities of the Fund are present or represented at such meeting; or (2) more than 50% of the outstanding voting securities of the Fund. Unless otherwise indicated, percentage limitations apply at the time of purchase of the applicable securities.

FUNDAMENTAL INVESTMENT POLICIES
EXISTING FUND	NEW FUND
Borrowing, Margin Purchases and Short Sales
The Existing Fund will not borrow money, except from banks for temporary or emergency purposes in amounts not exceeding 20% of the value of the Fund’s assets at the time of borrowing.
The New Fund will not borrow money except as permitted under the 1940 Act. For example, subject to the restrictions of the 1940 Act the Fund may borrow money from banks to meet redemption requests or for extraordinary or emergency purposes.

Senior Securities
The Existing Fund will not issue senior securities.	The New Fund will not issue senior securities, except as permitted by the 1940 Act, the rules, and regulations promulgated thereunder or interpretations of the SEC or its staff.
Underwriting Activities
The Existing Fund will not underwrite the distribution of securities of other issuers.
The New Fund will not act as underwriter, except to the extent that, in connection with the disposition of portfolio securities (including restricted securities), the Fund may be deemed an underwriter under certain federal securities laws or in connection with investments in other investment companies.

Purchases and Sales of Real Estate

The New Fund will not directly purchase or sell real estate. This limitation is not applicable to investments in marketable securities, which are secured by or represent interests in real estate. This limitation does not preclude the Fund from holding or selling real estate acquired because of the Fund’s ownership of securities or other instruments, investing in mortgage-related securities or investing in companies engaged in the real estate business or that have a significant portion of their assets in real estate (including real estate investment trusts).

Commodities
The Existing Fund will not invest in commodities, futures contracts or option contracts.
The New Fund will not purchase or sell commodities unless acquired because of ownership of securities or other investments. This limitation does not preclude the Fund from purchasing or selling options, forward contracts, or futures contracts, including those relating to indices, or options on futures contracts or indices, or from investing in securities or other instruments backed by commodities or from investing in companies which are engaged in a commodities business or have a significant portion of their assets in commodities.

Loans
The Existing Fund will not lend money (but this restriction shall not prevent the Existing Fund from investing in debt securities or repurchase agreements, or lending its portfolio securities).
The New Fund will not make loans to other persons, provided that the Fund may lend its portfolio securities in an amount up to 33⅓% of total Fund assets, and provided further that, for purposes of this restriction, investment in U.S. Government obligations, short-term commercial paper, certificates of deposit, bankers’ acceptances, repurchase agreements and any other lending arrangement permitted by the 1940 Act, any rules and regulations promulgated thereunder or interpretations of the SEC or its staff shall not be deemed to be the making of a “loan”. For purposes of this limitation, the term “loans” shall not include the purchase of a portion of an issue of publicly distributed bonds, debentures or other debt securities.

Concentration
The Existing Fund will not invest 25% or more of its total assets (valued at time of investment) in securities of companies in any one industry.
The New Fund will not invest more than 25% of its total assets in a particular industry. This limitation is not applicable to investments in obligations issued or guaranteed by the U.S. government (including its agencies and instrumentalities) or state or municipal governments and their political subdivisions (other than revenue bonds issued in connection with an identifiable industry; e.g., healthcare or education) or repurchase agreements with respect thereto, or investments in registered investment companies.

Diversification
The Existing Fund will not, with respect to 75% of its assets (valued at time of investment), normally invest in more than 25 issuers; nor acquire securities of any one issuer that at the time of investment represent more than 10% of the voting securities of the issuer.

Management or Control
The Existing Fund will not invest in companies for the purpose of management or the exercise of control.
NON-FUNDAMENTAL INVESTMENT POLICIES
EXISTING FUND	NEW FUND
Margin Purchases
The Existing Fund may not make margin purchases.
Oil, Gas, Other Minerals
The Existing Fund may not invest in oil, gas or other mineral exploration or development programs, although it may invest in marketable securities of companies engaged in oil, gas or mineral exploration.

Real Estate
The Existing Fund may not purchase or sell real estate or real estate loans or real estate limited partnerships, although it may invest in marketable securities of companies that invest in real estate or interests in real estate.

Readily Marketable Securities
The Existing Fund may not invest more than 15% of its net assets in securities that are not readily marketable.
Other Investment Companies
The Existing Fund may not acquire securities of other investment companies except as permitted by the 1940 Act. In relevant part, the 1940 Act generally allows an investment company such as the Fund to acquire up to 3% of the total outstanding securities of another investment company.

Pledge, Mortgage, Hypothecation
The Existing Fund may not pledge, mortgage or hypothecate its assets, except for temporary or emergency purposes and then to an extent not greater than 20% of its total assets.

Appendix C

 FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the Existing Fund’s financial performance for the past 5 fiscal years and the six-month fiscal period ended April 30, 2017. Certain information reflects financial results for a single Existing Fund share. The total return in the table represents the rate that an investor would have earned on an investment in the Existing Fund (assuming reinvestment of all dividends and distributions). This information, except for the Six Months Ended April 30, 2017, has been audited by the Existing Fund’s independent registered public accounting firm, Cohen & Company, Ltd., whose report, along with the Existing Fund’s financial statements, is included in the Annual Report to shareholders, which may be obtained at no charge by calling the Existing Fund at 1-866-884-5968.

	Year Ended October 31,
	Six Months Ended April 30, 2017 (Unaudited)		2016	2015	2014	2013	2012
NET ASSET VALUE, BEGINNING OF PERIOD	$19.42		$21.07	$21.43	$20.42	$16.41	$15.51
Income (loss) from investment operations:
Net investment income (loss)	$0.09		$0.28	$0.17	$0.18	$0.21	$0.23
Net realized and unrealized gain (loss) on investments	3.02		(1.30)	(0.26)	1.96	4.52	1.39
Total from investment operations	$3.11		$(1.02)	$(0.09)	$2.14	$4.73	$1.62
Less Distributions:
Distributions from net investment income	$(0.06)		$(0.28)	$(0.18)	$(0.19)	$(0.22)	$(0.23)
Dividends from net realized gains	(0.01)		(0.35)	(0.09)	(0.94)	(0.50)	(0.49)
Total distributions	$(0.07)		$(0.63)	$(0.27)	$(1.13)	$(0.72)	$(0.72)
NET ASSET VALUE, END OF PERIOD	$22.46		$19.42	$21.07	$21.43	$20.42	$16.41
Total Return*	16.09	%†	(4.86%)	(0.43%)	10.50%	29.01%	10.47%
RATIOS/SUPPLEMENTAL DATA
Net assets, end of period (in thousands)	$60,221		$52,654	$56,712	$57,179	$51,006	$40,401
Ratio of expenses to average net assets**	1.00	%††	1.00%	1.00%	1.00%	1.00%	1.01%
Ratio of net investment income to average net assets	0.86	%††	1.44%	0.81%	0.89%	1.17%	1.39%
Portfolio turnover rate	5.80	%†	44.29%	23.25%	22.86%	16.76%	23.26%

*	Total return represents the rate that an investor would have earned or lost on an investment in the Predecessor Fund assuming reinvestment of all dividends and distributions.
**	This ratio excludes the impact of expenses of the registered investment companies and exchange traded funds in which the Predecessor Fund may invest.
†	Not annualized.
††	Annualized.